Exhibit 99.1

Cash America Announces Completion of Spin-off of Online Business, Enova, into Separate Public Company and Retains Legacy Storefront Business

FORT WORTH, Texas--(BUSINESS WIRE)--November 13, 2014--Cash America International, Inc. (NYSE: CSH) (“Cash America”) announced the successful completion of the spin-off of Enova International, Inc. (“Enova”), which will begin “regular way” trading today on the New York Stock Exchange (“NYSE”) under the ticker symbol “ENVA.” Cash America’s board of directors began evaluating strategic alternatives for the possible separation of Enova in the spring of 2014, and in July it announced its intent to pursue the spin-off of Enova into a separate public company. The separation creates two companies oriented to serving the capital needs of consumers through distinctively different business models; one through a traditional storefront network and the other solely through the internet.

Daniel R. Feehan, Chief Executive Officer and President of Cash America, said, “Today we completed the strategic separation of two businesses in a way that we believe will deliver superior long-term value to the shareholders of Cash America. We acquired the business that is today known as Enova in 2006 when it was a small online lender offering a single product reporting nominal profits. Today, Enova is an innovative diversified online business with over $800 million in revenue, based on the trailing twelve months results ended September 30, 2014. Through the use of advanced analytics and product development, Enova now offers a wide variety of loan products in five foreign countries and the United States.”

Mr. Feehan continued, “The foundation for the success of Enova was generated through our appreciation for the need for small short-term loans, which started with our traditional legacy storefront business based in the U.S. known as Cash America Pawn. From the end of 2006, the year Cash America acquired Enova, through September of this year, the storefront secured lending business has grown from 487 locations to 948 locations and more than doubled its pawn loan balance outstanding from $127 million to $264 million and remains the largest pawn loan company in the United States in terms of loans outstanding. With a proud history of successfully meeting the needs of its customers in a storefront environment, Cash America will continue to be a leader in its industry and set the standard for others to follow.”

At 12:01 a.m. Eastern Time today, each holder of Cash America common stock received shares of Enova common stock at a rate of 0.915 shares for each Cash America share owned as of November 3, 2014, which was the record date for distribution. The distribution was issued in book entry form only and no physical certificates were issued. Fractional shares of Enova were not distributed, and Cash America shareholders will receive cash in lieu of any fractional shares they would otherwise have been entitled to receive in the distribution. Today’s distribution of Enova qualifies as a tax-free distribution to shareholders of Cash America.

Cash America's common stock will continue to trade on the NYSE under the ticker symbol “CSH.”

Cash America and Enova now operate as two independent companies. Cash America retains ownership of 20% of Enova following today’s distribution.

About Cash America

As of September 30, 2014 Cash America International, Inc. (the “Company”) operated 948 total locations offering specialty financial services to consumers, which included the following:

  863 lending locations in 21 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland”; and
  85 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 12 states in the United States under the name “Mr. Payroll.”

For additional information regarding Cash America International, Inc. visit its website located at www.cashamerica.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of, compliance with or changes in domestic pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau, including the effect of and compliance with a consent order the Company entered into with the Consumer Financial Protection Bureau in November 2013; risks related to the separation of the Company and Enova; the Company’s ability to process or collect consumer loans through the Automated Clearing House system; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; public and regulatory perception of the Company’s business, including its consumer loan business and its business practices; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; fluctuations, including a sustained decrease, in the price of gold or deterioration in economic conditions; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; changes in demand for the Company’s services and changes in competition; the Company’s ability to maintain an allowance or liability for estimated losses on consumer loans that are adequate to absorb credit losses; the Company’s ability to attract and retain qualified executive officers; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; interest rate fluctuations; changes in the capital markets, including the debt and equity markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber-attacks or fraudulent activity; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100